COMTEX News Network, Inc.
                    4900 Seminary Road, Suite 800
                        Alexandria, VA  22311

                            NEWS RELEASE

 CONTACT:
 Amy Gutowski
 Phone: 703-820-2000 or agutowski@comtexnews.com

 INVESTOR RELATIONS:
 Amber Gordon
 Phone:  703-820-2000 or agordon@comtexnews.com

 FOR IMMEDIATE RELEASE


 COMTEX NEWS NETWORK RECEIVES $1.3 MILLION IN PRIVATE OFFERING

 ALEXANDRIA, Va., December 9, 1999 - COMTEX (OTC BB: CMTX)-COMTEX News Network, Inc., the premier real-time news source distributed by over 375 Internet services, today announced the closing of a private round of funding. The Next Generation Fund, LLC, New River Capital Partners, Wien Securities, members of the Board of Directors, management team and other private investors purchased 1,300,000 shares of restricted common stock at $1.00 per share.

 "COMTEX continues to grow and expand its network of publishers and distributors at rapid speed, further establishing the organization as the benchmark for outstanding performance and real-time news delivery," said Charles W. Terry, President & CEO of COMTEX News Network. "Proceeds will be used to accelerate sales, marketing and new product development as we move forward delivering state of the art value-added real-time news and information to an ever expanding market."

 "COMTEX is a true and proven business-to-business Internet content provider and infomediary," said Carl Ekstein, General Partner, The Next Generation Fund, LLC. "COMTEX has the technology, customer base, business model, management team and growth potential to attract high expectation venture capital."

 "As a participant in the private offering and a member of the COMTEX Board of Directors," said John Sanders, financial advisor, "I believe that with the strong executive team and relationships with leading publishers and distributors, COMTEX is heading toward outstanding success."

 About COMTEX News Network
 COMTEX News Network, Inc., a public company (OTC BB: CMTX), is the leading news network serving over 375 companies with real-time news to benefit millions of end-users in the Internet, personal investing, Wall Street and corporate markets. Each day, COMTEX can electronically sort 100,000 stories from over 45 global publishers, including The Associated Press, Phillips, Business Wire, United Press International, The Sports Network and South American Business Information, to create its subject-specific CustomWiresR, headline and vertical-market news products. Located in Alexandria, VA, COMTEX can be found on the World Wide Web at http://www.comtexnews.net.

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 About Next Generation Fund, LLC
 The Next Generation Fund, LLC, a Fairfax Virginia based venture capital firm, puts the know-how and capital of nearly 100 successful technology and financial executives together with promising early stage companies. These active investors are a "veritable Who's Who of technology in Washington" according to Washington Technology. The fund leverages its investor/advisors' acumen in technology, finance, and management to ferret out promising early stage companies, assist with due diligence, and mentor portfolio companies. Founded in 1997, the Next Generation Fund works with the next generation of communications, information technology and Internet technology firms in the mid-Atlantic area.

 About New River Capital Partners
 New River is a private equity fund developing a "balanced portfolio" of quality companies. Headquartered in Ft. Lauderdale, FL, New River Capital Partners is focused on three main areas; consumer brands, the Internet, and education and training and invests in companies that are implementing unique business-to-business models and will be the leaders in large or emerging markets and can generate double-digit growth and profit margins.

 About Wien Securities
 Wien Securities Corp. is a privately owned and operated broker/dealer headquartered in Jersey City, New Jersey. Founded in 1983 as a market-making broker/dealer, Wien expanded into the direct-access day trading <day-trading.htm> industry in 1997 and is a leader in the industry. Wien Securities Corp. is a registered broker/dealer with the SEC and is a member of both the NASD and SiPC.


 Note: All product and company names may be trademarks or registered trademarks of their respective holders.

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